Consent of Independent Registered Public Accounting Firm

The Board of Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account IV:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company dated March 5, 2012 and on the financial statements of the Jackson National Separate Account IV dated March 1, 2012, as well as to the reference to our firm as "Experts" all incorporated herein by reference in the Post-Effective Amendment to Form N-6 of Jackson National Separate Account IV.

KPMG LLP

Chicago, IL
August 24, 2012